Exhibit (a)(5)

Notice of meeting

Annual General Meeting

of Shareholders

(Ordinary and Extraordinary)

on May 19, 2004*

at 10:00 a.m.

at the Palais des Congrès,

Auditorium Erasme

Place de Bordeaux,

67000 Strasbourg

* In accordance with the requirements of French Law, Aventis will hold an Ordinary and Extraordinary General Meeting of Shareholders on May 11, 2004 at 10:00 a.m. at its headquarters, 16, avenue de l’Europe - 67300 Schiltigheim or, in the likely event that the quorum requirement is not met on that date, on Wednesday, May 19, 2004

Life can’t wait.

Table of contents

Instructions for participating in the Meeting	4

Procedure for attending the Meeting	5

Management & Supervision of the Company	6

Auditors and Statutory Auditors	7

The Shareholders’ Committee	7

Brief summary	8

Key Figures of the Company over the last five fiscal years	13

Agenda	14

Draft resolutions	15

Request for documents and additional information	29

This document is a translation of the French document D-133 ‘‘Notice of meeting’’ and is being furnished for information purposes only.

Dear Shareholder,

The Annual General Meeting of Shareholders of Aventis is an excellent opportunity for us to come together to present and explain to you the annual results, the performance, and the current business activities of your Company.

We sincerely hope you will be able to attend the:

Annual General Meeting of Shareholders

(Ordinary and Extraordinary)

on Wednesday, May 19, 2004*

at 10:00 a.m.

at the Palais des Congrès · Auditorium Erasme

Place de Bordeaux · 67000 Strasbourg · France

Shareholders or their representatives may arrive starting at 9:00 a.m.

A reception will be held after the Meeting.

If you are unable to attend in person, you may:

• Either vote by post;

• Or authorize the Chairman of the Meeting to vote on your behalf;

• Or be represented by your spouse or by another shareholder.

For those unable to attend, the Annual General Meeting of Shareholders will be broadcast live on the Internet (www.aventis.com/ir). You will also be able to view the highlights after the event online.

Sincerely,

The Management Board

*In accordance with the requirements of French law, Aventis will hold an Ordinary and Extraordinary General Meeting of Shareholders on May 11, 2004 at 10:00 a.m. at its headquarters, 16, avenue de l’Europe - 67300 Schiltigheim or, in the likely event that the quorum requirement is not met on that date, on Wednesday, May 19, 2004.

Instructions for participating in the Meeting

To participate in the meeting, you simply need to fill out the form for voting by post or by proxy (stating the number of shares held in your account), which enables you to choose between 4 means of participation:

• to attend the Annual General Meeting in person

On this document, put an “X” next to

the ‘‘A’’ box that says “I wish to attend this

Meeting and would like to receive an

admission card”.

• to vote by post

Put an “X” in the appropriate box and sign the form after, if necessary, putting an “X” in each of the boxes next to the resolutions you do not approve.

• to give the Chairman authority to vote

on your behalf

Simply date and sign the bottom of the form.

The shareholder must date and sign the form. Each shareholder must sign in the case of joint ownership.

• to be represented by your spouse or by another shareholder (person or institution) Put an “X” in the appropriate box and give the full name of your representative.

Procedure for attending the Meeting

Formalities to Complete Prior to Attending the Annual General Meeting:

To attend this Meeting in person, to vote by proxy or by post, you must provide evidence that you are a shareholder. You must therefore:

• for your registered shares, be registered in a personal account at least two days prior to the date of the Meeting;

• for your bearer shares, obtain a certificate issued by the intermediary managing your share account indicating that your shares are “blocked”, at least two days prior to the date of the Meeting.

Procedure for attending the Meeting:

If you wish to attend the Meeting in person:

You must apply for an admission card, which is required for entry and voting at the Meeting:

• by putting an “X” in the box on the attached form: “I wish to attend this Meeting and would like to receive an admission card”;

• by returning it as soon as possible in the enclosed envelope:

                — If your shares are registered shares:

to Société Générale - Service Relations Sociétés Émettrices

Assemblées Générales - BP 81236 - 44312 Nantes Cedex 3 - France;

                — If your shares are bearer shares:

to the intermediary managing your share account.

If you do not wish to attend the Meeting:

The form enclosed with this document (on the back of the “how to apply” instructions) offers you the choice of three options:

• to vote by post, resolution by resolution;

• to give the Chairman of the Meeting authority to vote on your behalf: he will then vote on your behalf in favor of the adoption of the draft resolutions presented or approved by the Management Board and against the adoption of other resolutions;

• to be represented by your spouse or another shareholder, whether a person or institution.

Simply fill in and sign the form for voting by post or by proxy and return it in the enclosed envelope:

                — If your shares are registered shares:

to Société Générale - Service Relations Sociétés Émettrices

Assemblées Générales - BP 81236 - 44312 Nantes Cedex 3 - France;

                — If your shares are bearer shares:

to the intermediary managing your share account.

Administration, management & control

The Supervisory Board

The Supervisory Board is composed of 16 members: (*)

Jürgen Dormann	5 840
Chairman
Chairman & CEO of ABB Ltd

Jean-René Fourtou	6 199
Vice-Chairman
Chairman & CEO of Vivendi Universal

Joachim Betz	118
Representative of employee’s interests

Werner Bischoff	200
Representative of employee’s interests

Jean-Marc Bruel	6 478
Chairman of the Villette — Entreprise Foundation.

Alain Dorbais	10
Representative of employee’s interests

Martin Frühauf	542
Attorney at Law

Serge Kampf	2 100
Chairman & CEO of Cap Gemini S.A.

Hubert Markl	100
Professor of Biology

Günter Metz	2 026
Chairman of the Supervisory Board of
Celanese AG

Christian Neveu	43
Representative of employee’s interests

Didier Pineau-Valencienne	12 800
Honorary Chairman of Schneider Electric S.A.

Seham Razzouqi	200

Managing Director Finance, Administration & International relations of Kuwait Petroleum Corporation

Michel Renault	100
Chairman of the Executive Committee of the Groupement des Cartes Bancaires

Hans-Jürgen Schinzler	1
Member of the Supervisory Board of the Münchener Rückversicherungs-Gesellschaft

Marc Viénot	2 520
Honorary Chairman of Société Générale

The Management Board

The Management Board is composed of 7 members: (*)

Igor Landau	10 403
Chairman

Patrick Langlois	22 107
Vice-Chairman & Chief Financial Officer

Richard Markham	300
Vice-Chairman & Chief Operating Officer

Frank Douglas	400
Member of the Management Board & Executive Vice-President
for Drug Innovation & Approval

Heinz-Werner Meier	130
Member of the Management Board & Executive Vice-President
for Human Resources

Dirk Oldenburg	425
Member of the Management Board & General Counsel

Thierry Soursac	271
Member of the Management Board & Executive Vice-President
for Commercial Operations

(*) Number of Aventis shares held individually

Auditors, Statutory Auditors

Statutory Auditors

PricewaterhouseCoopers Audit

RSM Salustro Reydel

Auditors

PricewaterhouseCoopers

Shareholders’ Committee

This advisory Committee, created in March 1994 and chaired by Patrick Langlois, Vice-Chairman of the Management Board, is composed of 12 members:

Jacques Begon

Veterinarian

Jella Benner-Heinacher

DSW Association

(Deutsche Schutzvereinigung für Wertpapierbesitz)

Arash Charifi

Asset Manager

Jacques Coutance

Physical Therapist

Hermann Hadtstein

Company Director

Reinhild Keitel

SDK Association

(Schutzgemeinschaft der Kapitalanleger — Die Aktionärsvereinigung)

Viviane Neiter

APAI Association (Association pour la Protection

des Actionnaires Individuels)

Colette Neuville

ADAM Association

(Association de Défense des Actionnaires Minoritaires)

René Pernolet

University Professor

Nicole Sablong

University Professor

Dominique Troublé

ASAVE Association

(Association des Actionnaires Salariés d’Aventis)

George T. Yates

Attorney at Law

Brief summary

2003 results: Aventis delivers solid core business

Sales rise 5.9% on a constant exchange rate (or “activity basis”) to € 16.791 billion (reported sales declined by 4.5%)

• Strategic brands and human vaccines sales rise 17.0% on an activity basis

• U.S. sales increase 11.1% on an activity basis to € 6.375 billion, representing 38% of core sales

• Net income up 17.5% to € 2.444 billion and earnings per share rise 18.6% to € 3.11

• Five new products submitted for approval

• Four new product launches expected in 2004

Robust pipeline with 94 new chemical entities and vaccines in development

• Aventis intends to divest non-strategic products representing € 1.5 billion in sales

• Aventis plans new share repurchase program of € 2 to 3 billion

• Aventis targets 2004 sales growth of 6 to 7% on an activity basis and mid-teens EPS growth

• Aventis targets 2005-2007 average sales growth of 10 to 11% on an activity basis

“In 2003, Aventis delivered strong earnings growth for the fourth consecutive year and built a solid platform for future growth.  In 2004, Aventis should generate sales growth of 6 to 7% with earnings per share growing in the mid-teens.”

“Sales growth should accelerate post 2004 due to the launch of several new products:  Ketek in the US, plus Genasense,  Apidra and Sculptra in 2004, followed by Menactra, Alvesco, Adacel and Exubera. In parallel, sales growth should also be enhanced by the disposal of a significant part of the “non-strategic” products representing sales of up to € 1.5 billion. As a result, sales between 2005 and 2007 are expected to grow 10 to 11% annually. During the same period, earnings per share should grow by 13 to 15% as a result of our sales growth, continuous productivity improvement measures and the implementation of a new share buyback program of € 2 to 3 billion in 2004 and 2005”, Landau concluded.

1-Consolidated Results

Consolidated and Audited

Group Results

Group net income was € 1.901 billion in 2003 compared to € 2.091 billion in 2002, which included the net gain related to those divestments.

Aventis consolidated group sales were € 17.815 billion in 2003 compared to € 20.622 billion in 2002. The 2002 sales figure included contributions from Aventis CropScience and Aventis Animal Nutrition, which were divested during the first half of 2002.

Consolidated earnings per share (EPS) in 2003 were € 2.42 compared to € 2.64.

Aventis : Consolidated income statement 2003 (1)

(in million E)

	2003	2002
Net sales	17,815	20,622
Gross margin (as% of sales)	69.80%	68.10%
Operating income	3,671	2,829
Equity in earnings of affiliated companies	(107)	51
Income (loss) before taxes and minority interests	2,912	3,692
Net income (loss)	1,901	2,091
Average number of shares outstanding (in million)	786	793
Basic earnings (loss) per share in €	2.42	2.64

EBITA (2)	4,044	3,901

(1) Audited

(2) Operating income (loss) before goodwill amortization + equity in earnings of affiliated companies

CONSOLIDATED CORE BUSINESS OVERVIEW

Sales of the core business rose 5.9% to € 16.791 billion — excluding currency translation effects “activity basis”), while reported core business sales fell 4.5%, as changes in the valuation of foreign currencies relative to the euro led to a 10.4 percentage point decline in full-year sales.

Net income rose 17.5% to € 2.444 billionin 2003 from € 2.081 billion in 2002.

Earnings per share (EPS) rose 18.6% to € 3.11 in 2003 from € 2.62 despite the continuing impact of adverse exchange rate developments.

(Core business includes prescription drugs, human vaccines, the 50% equity interest in the animal health joint venture Merial and corporate activities).

Aventis Core business : consolidated income statement 2003 (1)

(in million E)

	2003	2002	%
Net sales	16,791	17,591	- 4,5% (2)
Gross margin (as% of sales)	73.70%	74.10%
Operating income (loss)	3,920	3,754	+ 4%
Equity in earnings of affiliated companies	195	208	- 6%
Income (loss) before taxes and minority interests	3,893	3,481	+ 12%
Net income	2,444	2,081	+ 17%
Average number of shares outstanding (in million)	786	793
Basic earnings (loss) per share in €	3.11	2.62	+ 19%

EBITA (3)	4,595	4,505	+ 2%

(1) Unaudited

(2) On a comparative basis +5.9%

(3) Operating income (loss) before goodwill amortization + equity in earnings of affiliated companies

Note: unless otherwise stated, all references below to sales activity growth are on a constant exchange rate basis

Sales of strategic brands and human vaccines in 2003 amounted to € 10.851 billion, an activity increase of 17.0% from 2002, and accounted for 64.6% of total core business sales. Strategic brand sales activity rose 17.1% to € 9.230 billion in 2003, while human vaccines sales activity increased 16.6% to € 1.621 billion.

Sales activity of U.S.-based dermatology business Dermik, which focuses on treatments for a wide range of skin and nail problems including acne and psoriasis, rose 15.0% to € 377 million in 2003, accounting for 2.2% of total core business sales.

Bulk and toll manufacturing, which includes the production of active pharmaceutical ingredients for third parties, reported a sales activity decrease of 20.1% to € 564 million in 2003.

Sales activity of other products, which generally do not receive marketing and promotional support, fell 10.6% in 2003, due mainly to the ongoing negative impact of changes in European government healthcare policies that include cost-containment measures.

In the United States, core business sales activity rose 11.1% to € 6.375 billion in 2003. The U.S. accounted for 38% of total 2003 core business sales. Strategic brands and vaccines accounted for 87% of total U.S. core business sales in 2003.

In France, full-year sales activity fell 4.7% to € 2.187 billion. Sales of strategic brands failed to offset the impact of the various measures implemented in 2003 by the French authorities to curb healthcare spending.  Selected sales of aventis strategic brands and human vaccines (1)

(in million E)

Full year 2003	Full year 2002	Activity variance (2)
1,736	2,030	1.1%	Allegra/Telfast global sales
1,445	1,730	-0.1%	U.S. sales
1,659	1,563	21.3%	Lovenox/Clexane global sales
1,022	1,013	20.7%	U.S. sales
1,362	1,261	22.5%	Taxotere global sales
733	701	25.0%	U.S. sales
1,066	923	20.6%	Delix/Tritace/Triatec global sales
			(Not sold by Aventis in the U.S.)
487	299	87.1%	Lantus global sales
347	239	73.4%	U.S. sales
115	52	135.2%	Ketek global sales
			(Not yet sold by Aventis in the U.S.)
766	539	70.1%	Actonel total Alliance sales (3)
194	117	81.4%	Actonel sales consolidated by Aventis (4))
1,621	1,580	16.6%	Human vaccines sales consolidated by Aventis (5)
987	972	21.5%	U.S. sales

(1) Unaudited

(2) Excluding currency translation effects

(3) Cooperation with Procter & Gamble

(4) Actonel sales as consolidated by Aventis including sales in Japan

(5) Vaccines sales in Europe through the Aventis Pasteur MSD joint venture are not consolidated by Aventis N.S.: Not significant

In the rest of Europe, all countries in the region recorded steady-to- higher sales, particularly the United Kingdom and the Nordic region, as sales activity rose 8.6% to € 2.395 billion in 2003. Sales activity of strategic brands in this group of countries rose 24.2% to € 1.547 billion for the full year.

In Japan, full-year sales activity advanced 1.5% to € 847 million. Aventis launched Lantus and the antibiotic Ketek in December after receiving regulatory approval, while sales of the osteoporosis treatment Actonel as well as Allegra and Taxotere helped to offset lower sales in the rest of the portfolio in 2003.

Aventis completes five new product submissions in 2003

Aventis submitted five new products for approval in 2003:

• Apidra (insulin glulisine) is a fast-acting insulin for the treatment of diabetes that was submitted for U.S. and EU regulatory approval in mid-2003. Following approval, Apidra will complement the long-acting insulin Lantus as an adjunctive solution for diabetics needing intensive insulin therapy and broaden the Aventis range of diabetes products.

• Alvesco (ciclesonide), an inhaled corticosteroid for the treatment of asthma, was submitted for U.S. approval in December 2003. Aventis, which is co-developing this compound with Altana Pharma for use in both adults and children, believes Alvesco will offer excellent efficacy and improved safety compared to existing medications for the treatment of asthma, especially in children, which account for one-third of the estimated 20 million people in the U.S. suffering from asthma.

• Genasense (oblimersen sodium) is the first targeted agent specific to Bcl-2, a critical protein in the pathway of cell death (apoptosis). Submission for U.S. approval was completed in December 2003 for the treatment of malignant melanoma in combination with the anti-cancer agent dacarbazine. The application was submitted under the FDA’s Fast Track program, which is designed to expedite review of new drugs that address important unmet medical needs. Aventis and partner Genta have requested designation of Genasense for Priority Review.

• Menactra, the first quadrivalent conjugate vaccine for the prevention of meningococcal meningitis (four serogroups), was submitted for U.S. regulatory approval in December 2003 for use in children aged 11 and older as well as adults. A submission for use in children aged two to 11 in the U.S. is also planned, while a submission for ages two to 55 in the EU is planned for 2004. Menactra is expected to offer a longer-lasting immune response against meningococcal meningitis, considered the most deadly form of the three main types of meningitis.

In December 2003, Dermik submitted a Premarket Approval Application (PMA) to the U.S. Food and Drug Administration (FDA) for a treatment in the aesthetic dermatology arena. Sculptra is an injectable poly-L-lactic acid and was acquired in early 2003 from Biotech Industry S.A. of Luxembourg, which developed the product under the name New-Fill. The FDA has accepted the filing and has also granted an expedited review.

Sculptra is a dermal contouring agent that provides lift to help restore lost facial volume in people with lipoatrophy. Lipoatrophy is typically  characterized by the loss of fullness, shape, and contour in the face.

Aventis currently has 94 new chemical entities and vaccines in development

Aventis has moved four compounds in to late-stage development: 100,907, a compound targeted to improve the quality of sleep; teriflunomide for the treatment of multiple sclerosis; a direct Factor Xa inhibitor (0673) for the treatment of acute coronary syndromes; and a new taxoid (109,881) for the treatment of cancer. The development of the cancer compound flavopiridol has been terminated. In addition to its four existing blockbusters, Aventis expects to add up to 10 potential new blockbusters, which are either launched or in late-stage development.

New share repurchase program of € 2 to 3 Billion

In 2003, Aventis repurchased 15.9 million of its shares, or 2% of the trading volume, including approximately 2.7 million shares during the fourth quarter. At the end of the year, Aventis held approximately 22.8 million of its own shares, representing 2.8% of the company’s share capital of 802,292,807 shares. Aventis also intends to launch a new share repurchase program in 2004 of € 2 to 3 billion.

2. Statutory accounts of Aventis: Income Statement

Under “Financial Results” a gain of € 564 million was recorded in 2003. This gain consisted primarily in:

• dividends from equity shareholdings in the amount of € 663 million, a decrease of € 36 million, compared to 2002.

• net foreign exchange gains in the amount of € 256 million, compared with net gains of € 409 million in 2002.

• less:

- net interest expense of € 183 million, a decrease of € 139 million,

- net charges to provisions for impairment of € 142 million, of which € 157 million for the investment in Rhodia.

“Net other Operating Income (Expenses)” showed net income of € 84 million, compared with net income of € 57 million to 2002.

“Non recurring Income (Loss)” showed a net income of € 51 million compared with net pass of € 1 million in the previous year.

“Net Income from the Group Tax Regime” showed net income of € 148 million in 2003, compared with

€ 482 million in 2002 (part of the worldwide tax consolidation regime).

Aventis recorded a net income of € 847 million in 2003.

Dividend

Based on the financial results of 2003, the Management Board will propose to the Annual General Meeting of Shareholders on May 19, 2004, a dividend of € 0.82 per share to shareholders of record as of May 25, 2004. The total dividend payment, which is scheduled for distribution on June 25, 2004, would be approximately € 658 million.

Figures (and other characteristics items) of the Company over the last five financial years

(Articles 133, 135 et 148 of the Decree of 23 March 1967 concerning business Corporations)

Nature of the indications	2003	2002	2001	2000	1999

I. CAPITAL AT END OF FINANCIAL YEAR

Share capital (in thousands of euros from 25/01/1999)	3,064,758	3,053,993	3,039,275	3,002,059	2,978,896
Number of ordinary shares(1)	802,292,807	799,474,490	795,621,603	785,879,483	779,815,716
Number of equity options not exercised at 31 December(2)	261,971	95,385	_	_	_
Number of equity warrants not exercised at 31 December(3)	_	_	_	26,603,988	26,611,185

II. OPERATIONS AND FIGURES OF FINANCIAL YEAR
(thousands of euros)

Turnover before taxation	261,144	298,493	261,451	187,444	95,600
Earnings before tax, depreciation allowances and appropriations to reserve	729,933	1,355,611	394,219	958,447	238,658
Tax on profits(*)	67,785	3,721	834	12,537	9,383
Earnings after tax, depreciation allowances and appropriations to reserve	847,051	1,145,352	498,674	419,975	750,833
Distributed earnings:
- dividends		552,981	460,145	392,940	350,917
- deduction

III. EARNINGS PER SHARE in euro

Earnings after tax, before depreciation	0.83	1.69	0.49	1.20	0.29
allowances and appropriations to reserve
Earnings after tax, depreciation allowances	1.06	1.43	0.63	0.53	0.96
and appropriations to reserve
Dividend allocated to each ordinary share		0.70	0.58	0.50	0.45
(net amount)

IV. PERSONNEL

Average number of employees during financial year	228	183	185	178	176
Total wage bill (thousands of euros)	29,063	29,731	26,172	30,077	18,187
Total amount paid in welfare benefits during	22,071	16,582	12,401	15,189	10,819
financial year (Social Security, social work...)
(thousands of euros)

(1) Recapitulation of successive ordinary
(2) share issues which make up the capital	2003	2002	2001	2000	1999
Increase in capital reserved for employees	2,485,687	2,341,073	-	4,943,556	-
Increase in capital resulting from exercising equity options	332,630	1,511,814	886,514	1,117,812	2,047,798
Increase in capital through issue of “ABSA”	-	-	8,855,606	2,399	1,565
and from 1998 following exercising of warrants
Increase in capital resulting from public offer of exchange and “Hoechst AG” contribution in kind	-	-	-	-	405,856,579
(2) Issuing 2002 : at a price of 75.70 euros before April 1st. 2007 : 1	94 395	95,385	-	-	-
option = 1 share of 3.82 euros
Issuing 2003 : at a price of 45.64 euros before April 1st. 2008 :	167,576	-	-	-	-
1 option = 1 share of 3.82 euros

(3) Three warrants give the right to apply for an “A” ordinary share at a nominal value of 3.82 euros at the unit price of 46.19 euros between 4/11/1997 and 5/11/2001.

(*) Not including tax incidence.

Agenda

Ordinary Section

• Report by the Management Board

• Report of the Chairman of the Supervisory Board on actions taken by the Board and on Internal Control Procedures

• Report by the Supervisory Board

• General Report of the Auditors

• Special Report of the auditors on Internal Control Procedures

• Report on consolidated accounts by the Auditors

• Approval of the annual accounts for fiscal year 2003

• Approval of the consolidated accounts for fiscal year 2003

• Special Report by the Auditors pursuant to article L. 225-86 of the French Commercial Law

• Allocation of earnings — Setting of dividends payable

• Authorization for the purchase of Company shares

• Appointment of a new substitute Auditor

• Renewal of the mandate of 10 Supervisory Board Members

Extraordinary Section

• Report by the Management Board

• Report by the Supervisory Board

• Special Reports of the Auditors

• Amendment to Article 7 of the Articles of Association and By-Laws, in accordance with the provisions of Article L. 233-7 of the French Commercial Law

• Amendment to Article 11 of the Articles of Association and By-Laws

• Amendment to Article 13 of the Articles of Association and By-Laws

• Amendment to Article 16.5 of the Articles of Association and By-Laws

• Issuance of warrants (bons de souscription d’actions, hereinafter referred to as “BSA”s) to be granted free of charge to the Company’s shareholders

• Power of attorney

Draft of résolutions

ORDINARY SECTION

First resolution (Approval of the 2003 financial statements)

The General Meeting, having met the conditions required for Ordinary Meetings as to quorum and majority, and having been informed of the Management Board Report, the Supervisory Board Report, and the Auditors’ General Report for the fiscal year 2003, approves the Company’s financial statements and accounts for the year ended December 31, 2003 as presented, as well as the operations described in these accounts and/or mentioned in these reports, which show a net profit of € 847,051,268.13.

Second resolution (Approval of the 2003 consolidated financial statements)

The General Meeting, having met the conditions required for Ordinary Meetings as to quorum and majority, and having been informed of the Management Board Report, the Supervisory Board Report, and the Auditors’ Report on the consolidated financial statements for the fiscal year 2003, approves the consolidated financial statements and accounts for the year ended December 31, 2003 as presented, as well as the operations described in these accounts and/or mentioned in these reports, which show a net consolidated profit of € 1,901,270,000.

Third resolution (Allocation of earnings and approval of a dividend of € 0.82 for distribution to shareholders

The General Meeting, having met the conditions required for Ordinary Meetings as to quorum and majority:

• Decides upon the following allocation of earnings for the fiscal year	€ 847,051,268.13
• Allocation to the legal reserve (5%) of an amount of	€ 28,215,607.03
• Allocation to the special legal reserve of an amount of	€ 10,000.00
• Balance	€ 818,825,661.10
• Previous profits carried forward	€ 1,449,676,409.16
• Distributable profit	€ 2,268,502,070.26
• Dividend on the 802,292,807 shares, namely	€ 657,880,101.74
• Profits carried forward after allocation	€ 1,610,621,968.52

Thus each share shall be entitled to a net dividend of € 0.82, which under the conditions specified in the prevailing regulations benefits from a refund for taxes (tax credit) already paid to the Trésor (French tax authority) amounting to € 0.41, bringing the aggregate income to € 1.23.

• Decides that the coupon be detached May 25, 2004 and that the dividend shall be paid, in euros, as of June 25, 2004. Should the company hold some of its own shares on this date, the amount of the dividend attributable to these shares shall be allocated to the profits carried forward.

• Determines, moreover, that for the previous three fiscal years, the net dividends paid out, the taxes already paid to the Trésor (French tax authority) (tax credits) and the corresponding aggregate income, are, for each class of shares, as follows:

Fiscal Year	Net dividend Paid out	Tax already paid to the ‘‘Trésor’’ (French tax authority) (tax credit)	Aggregate income
2000	€ 0.50	€ 0.25	€ 0.75
2001	€ 0.58	€ 0.29	€ 0.87
2002	€ 0.70	€ 0.35	€ 1.05

Fourth resolution (Approval of the agreements mentioned in the Auditors’ Special Report)

The General Meeting, having met the conditions required for Ordinary Meetings as to quorum and majority, and having been informed of the contents of the Auditors’ Special Report, hereby approves the agreements mentioned in this Report.

Fifth resolution (Authorization granted to engage in transactions involving shares of the Company: Maximum purchase price: € 100 - Minimum sale price: € 50)

The General Meeting, having met the conditions required for Ordinary Meetings as to quorum and majority, and having been informed of the Management Board’s Report and the information memorandum (note d’information) approved by the Autorité des marchés financiers (the French Securities and Exchange Commission), hereby authorizes the Management Board, in accordance with the provisions of Articles L. 225-209 to L. 225-212 of the French Commercial Law, to acquire on the market or outside the market and by any means, shares of the Company in a maximum amount of 80,229,280 shares representing 10% of the share capital of the Company measured as of the date of the present General Meeting, i.e., a maximum amount of € 8,022,928,000 at a purchase price of  € 100.

This authorization may be used in particular for:

• a) stabilizing the trading price of the Company’s stock, through systematic action against the general trend,

• b) buying and selling Company’s shares, in consideration of market conditions,

• c) granting shares to employees or directors and officers of the Company or its affiliates as defined in Article L. 225-180 of the French Commercial Law,

• d) holding such shares and, as the case may be, transferring them by any means, including by means of repeat option transactions, in particular via their sale in the stock market or over the counter, the sale of blocks of shares, in connection with public purchase, exchange or sale offerings, the purchase or the sale of buy or sell options,

• e) using such shares in any other appropriate manner to optimize the management of the stockholders’ equity of the Company and to effect transactions to further the external growth of the Company,

• f) cancelling the acquired shares.

The maximum purchase price shall not exceed € 100 and the minimum sale price shall not fall below € 50. Should the authorization conferred in the third paragraph of the afore-mentioned Article L. 225-209 of the French Commercial Law be used, the selling price will be determined in accordance with the legal provisions in force.

Consequently, the shareholders hereby grant full authority to the Management Board, which may delegate said authority at its discretion, to implement this stock repurchase program, and in particular the power to place all trading orders, to conclude all agreements with respect to the record-keeping requirements on buy and sell transactions, to file all required disclosures to any organizations, and to comply with all formal, legal and other requirements and, as a general matter, to take all appropriate measures in connection therewith.

The dividends payable in respect of such shares held by the Company for own account shall be appropriated to retained earnings.

This authorization replaces and cancels that granted by the shareholders at their General Meeting of April 17, 2003, and shall remain in force for a period of eighteen months.

Sixth resolution (Appointment of a new substitute Auditor)

The General Meeting, having met the conditions required for Ordinary Meetings as to quorum and majority, and having been informed of the Management Board Report, decides to appoint, as substitute Auditor, Mr. Yves Nicolas, 32 rue Guersant — 75017 Paris, to replace PricewaterhouseCoopers Audit, who became Statutory Auditor, for the remaining period of its mandate, until the close of the General Meeting convened to decide on the accounts for the fiscal year 2005.

EXTRAORDINARY SECTION

Seventh resolution (Amendment to Article 7 of the Articles of Association and By-Laws)

The General Meeting, having met the conditions required for Extraordinary Meetings as to quorum and majority, and having been informed of the Management Board Report, resolves to change, as of today, in accordance with the new provisions of Article L. 233-7 of the French Commercial Law, Article 7 paragraph 1.a, 1.b. and 3 of the Articles of Association and By-Laws, relating to the period, which must be respected in order to declare the crossing of thresholds; period which is from now fixed within five trading days of exceeding such level.

Eighth resolution (Amendment to Article 11 of the Articles of Association and By-Laws — Management Board)

The General Meeting, having met the conditions required for Extraordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report, resolves to modify, as of today, Article 11 paragraph 2 of the Articles of Association and By-Laws as follows:

ARTICLE 11

“

Management Board

…………………….

The members of the Management Board shall be appointed for a period of three (3) years which shall finish at the end of the General Meeting called to approve the accounts for the year ended which is held in the year during which the duties of the said members expire.

………………….”

Ninth resolution (Amendment to Article 13 of the Articles of Association and By-Laws — Supervisory Board)

The General Meeting, having met the conditions required for Extraordinary Meetings as to quorum and majority, and having been informed of the Management Board Report, resolves to modify, as of today, Article 13 paragraph 2 of the Articles of Association and By-Laws for any future appointment of members of the Supervisory Board, as follows:

ARTICLE 13

“

Supervisory Board

…………………….

The members of the Supervisory Board shall be appointed for a period of three (3) years which shall finish at the end of the General Meeting called to approve the accounts for the year ended which is held in the year during which the duties of the said members expire.

………………….”

Tenth resolution (Amendment to Article 16.5 of the Articles of Association and By-Laws)

The General Meeting, having met the conditions required for Extraordinary Meetings as to quorum and majority, and having been informed of the Management Board Report, resolves to modify, as of today, Article 16.5 of the Articles of Association and By-Laws, as follows:

“Each participant in the General Meeting has as many voting rights as shares he owns or represents.

Notwithstanding the provisions in the previous paragraph, no shareholder may cast, by himself and/or through an agent, with respect to the voting rights relating to shares held directly,

indirectly or as a result of an action in concert and with respect to the proxies he received, more than 15% of the voting rights relating to the total number of shares of the Company’s share capital.

For the purpose of the provisions of the above paragraph:

• the total number of voting rights taken into account shall be calculated on the date of the General Meeting and shall be communicated to the shareholders when the Meeting opens;

• the number of voting rights held directly or indirectly shall namely include those relating to shares a shareholder owns personally, to shares held by a legal entity he controls (control being defined as in Article L. 233-3 of the French Commercial Law) and to shares assimilated to shares owned, as defined in the provisions of Articles L. 233-7 et seq. of the French Commercial Law;

• the number of voting rights held as a result of an action in concert shall namely include those relating to shares held by one or several other shareholders with whom the shareholder is acting or deemed to act in concert as defined in Article L. 233-10 of the French Commercial Law;

• such limitations do not apply to the Chairman of the Meeting voting proxies sent to the Company without designation of an agent and which, taken individually, do not infringe the said limitations.

The limitations described above shall lapse (devenir caducs), without requiring a new decision of an Extraordinary Meeting of Shareholders, as soon as a natural person or legal entity, acting alone or in concert with one or more other natural persons or legal entities, owns at least half of the total number of the Company’s share capital as a result of a public offer for all of the Company’s shares.  The Management Board shall acknowledge such lapse and take the necessary steps to amend the Articles of Association and By-Laws accordingly.

The limitations provided herein shall have no effect on the calculation of the total number of voting rights relating to the Company’s shares that must be taken into account for the application of statutory or regulatory provisions or provisions contained in the Articles of Association and By-Laws and which provide for particular obligations depending on the number of voting rights in the Company or on the number of shares carrying voting rights.”

Eleventh resolution (Issuance of warrants (bons de souscription d’actions, hereinafter referred to as “BSA”s) to be granted free of charge to the Company’s shareholders)

The General Meeting, having met the conditions required for Extraordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Auditors’ Special Report:

1.  Decides to proceed, in compliance with Article L. 228-95 of the French Commercial Law, with the issuance of a maximum of 857,192,062 BSAs to be granted free of charge to the Company’s shareholders on the basis of one BSA per issued share as of the date of granting ;

2.  Decides that the BSAs be governed by the following terms and conditions:

• Granting of the BSAs: the BSAs will be granted free of charge to each shareholder (including the Company and its subsidiaries holding shares in the Company) whose shares are recorded in an account on the evening of the second trading day before the end of the tender period (clôture) of the public offer filed by Sanofi-Synthélabo on January 26, 2004 or any other public offer or improved offer subsequently filed by Sanofi-Synthélabo in furtherance of this offer and not recommended by the Supervisory Board of the Company.  The BSAs will be granted on the trading day before the end of the tender period of said offer. Unless otherwise provided in an agreement notified to the Company, in case of split of rights in the shares between ownership (nue-propriété) and usufruct (usufruit), the BSAs will be granted to the shareholders having the ownership of the shares;

• Form of the BSAs: the BSAs will be required to be held in registered form and, in accordance with Article L.211-4 of the French Monetary and Financial Law (Code monétaire et financier) and Decree N° 83-359 of May 2, 1983 relating to the rules governing securities, ownership rights will be represented by a record in an account held by Société Générale with respect to pure registered BSAs (nominatif pur), and in an account held by an approved financial intermediary and by Société Générale with respect to administered registered BSAs (nominatif administré);

• Transferability and listing of the BSAs:

(i) The right to be granted a BSA resulting from the adoption of this resolution is an individual right of shareholders and cannot be negotiated or transferred in any manner.

(ii) The BSAs will not be transferable until the date on which they become exercisable, at which point they will become freely transferable. Until such date, the BSAs may nonetheless be transferred upon death, community dissolution or universal transfer of property.

(iii) Notwithstanding (ii) above, upon resolution of a meeting of BSA holders called by the Company or a court appointed agent, at the request of one or more BSA holders holding more than 5% of the total number of existing BSAs, passing at the conditions of quorum and majority applicable to ordinary shareholders meetings (each BSA entitling its holder to one (1) vote), the BSAs will become immediately transferable at the earlier of the following two dates:

(x) November 30, 2005 and

(y) the date of a decision by the United States District Court for the Southern District of New York in one of the two pending disputes before the United States District Court for the Southern District of New York under reference “Sanofi-Synthélabo, Sanofi-Synthélabo Inc., and Bristol-Meyers Squibb Sanofi-Synthélabo Pharmaceuticals Holding Partnership v. Apotex Inc. and Apotex Corp., O2-CV-2255 (RWS)” and “Sanofi-Synthélabo , Sanofi-Synthélabo Inc., and Bristol-Meyers Squibb Sanofi-Synthélabo Pharmaceuticals Holding Partnership v. Dr. Reddy’s Laboratories Ltd., and Dr. Reddy’s Laboratories Inc., 02-CV-3672 (RWS)” dispositive of the issues submitted to the United States District Court for the Southern District of New York;

Without prejudice to the foregoing, notice periods and conditions for calling the meeting of BSA holders shall be those of general shareholders meetings of the Company.

(iv) After issuance of the BSAs, any holder which would, directly or indirectly and/or in concert, cross upwards or downwards the threshold of 1% of the total number of BSAs existing or a multiple of such threshold shall be required to inform the Company within five (5) trading days as of such crossing; the Company shall ensure a publicity of this information in a financial journal of national distribution in France and in Germany and in a financial journal of international distribution in the English language;

(v) In addition, no step will be taken to have the BSAs listed on a French or foreign regulated market;

• Proportion and subscription price: each BSA will allow a shareholder to subscribe to 0.28 new share of the Company at a subscription price equal to the nominal value of the Company’s shares, i.e., 3.82 euros, to be paid wholly in cash or by offset with a debt which is certain, due and payable;

• Exercise conditions: without limiting the possibility of early exercise (see infra “early exercise conditions”), the BSAs can be exercised only if the two following conditions are met (the “Exercise Conditions”):

(i) Publication by the Autorité des marchés financiers of a notice (avis) declaring that the offer filed by Sanofi-Synthélabo for Aventis shares on January 26, 2004 or any other public offer or improved offer subsequently filed by Sanofi-Synthélabo in furtherance of this offer and not recommended by the Supervisory Board of the Company is successful;

(ii) On occurrence of one of the following three events:

(A) On or prior to December 31, 2007, any party other than Sanofi or any Authorized Third Party Sells in the United States the Plavix® product or a Plavix Equivalent and, within 30 days thereafter, Sanofi has not obtained an injunction (which remains in effect until after December 31, 2007) prohibiting such party from doing so; or

(B) On or prior to December 31, 2007, Sanofi enters into a license, assignment or other agreement of whatsoever nature (whether providing for immediate or deferred effect) that permits any party other than Sanofi or any Authorized Third Party to Sell in the United States the Plavix® product or a Plavix Equivalent; or

(C) On or prior to December 31, 2007, Sanofi pays, or agrees to pay at some future date or dates, any consideration in whatsoever form to any other party in settlement of any claim relating to U.S. Patent 4,847,265, including, without limitation, by way of Sanofi transferring or agreeing to transfer any right or interest (including copromotion rights) in any other compound or product (whether or not containing clopidogrel as an active ingredient).

For purposes of paragraphs (A), (B) and (C), (i) “Sanofi” means Sanofi-Synthélabo and/or Bristol-Myers-Squibb; (ii) “Authorized Third Party” means any distributor, retailer or consumer who purchases Plavix® from Sanofi-Synthélabo or Bristol-Myers-Squibb other than any generic manufacturer or parties controlled thereby; (iii) “Sell” means make, use, sell, or offer to sell or import; (iv) “Plavix Equivalent” means and includes any product, such as a generic product, containing clopidogrel as an active ingredient where the product was approved pursuant to an application with the U.S. Food and Drug Administration under 21 U.S.C. Sec. 355(j) (also known as an “ANDA”) or under 21 U.S.C. Sec. 355(b)(2) (also known as a “505(b)(2)” application).

• Early exercise conditions: subject to the fulfillment of the condition referred to in (i) of the “exercise conditions” section, the BSAs may be immediately exercised upon the occurrence of one of the following:

(i) Publication by the Autorité des marchés financiers of a notice of filing (avis de dépôt) by Sanofi-Synthélabo or any other person acting in concert with Sanofi-Synthélabo, of a public withdrawal offer (offre publique de retrait) on the shares of the Company, whether or not this offer is declared acceptable (recevable) by the Autorité des marchés financiers; or

(ii) The intention to incorporate into the share capital reserves, profits or issuance premiums by increase of the nominal value of the Company’s shares is made public, (A) if the in corporation is to be implemented pursuant to a resolution of the General Meeting of Shareholders, by the publication of a preliminary notice (avis de réunion) in the Bulletin des Annonces Légales Obligatoires, or (B) if the incorporation is to be implemented pursuant to an authorization granted by the General Meeting to the Management Board, by the publication of a notice, which the Company expressly undertakes to provide in the Bulletin des Annonces Légales Obligatoires, at least 30 days before the incorporation is effectively completed; or

(iii) Publication of a preliminary notice (avis de réunion) in the Bulletin des Annonces Légales Obligatoires with respect to a proposed merger-absorption of the Company by another company whose nominal value of shares, multiplied by the exchange ratio of the shares of the Company for the shares of the absorbing company used in the proposed merger, is superior to the nominal value of the Company’s shares;

(iv) Publication of a preliminary notice (avis de réunion) in the Bulletin des Annonces Légales Obligatoires with respect to a proposed spin off, where the sum of the nominal values per share of the shares of the existing or newly created companies, to which the assets and liabilities of the Company would be transferred, which the shareholders would receive, after the nominal value per share of the shares of each company receiving the assets and liabilities of the Company has been multiplied by the corresponding exchange ratio of the shares of the Company for the shares of this company, is superior to the nominal value of the Company’s shares;

(the “Early Exercise Conditions”);

• Exercise period: the BSAs may be exercised upon the occurrence of the Exercise Conditions or any of the Early Exercise Conditions and until the expiration of a period of 6 months from the date of publication by the Company or by a third party mandated for that purpose by the Company of a notice that the exercise period has commenced in the Bulletin des Annonces Légales Obligatoires, a financial newspaper distributed nationally in France and Germany, and a financial newspaper internationally distributed and published in English, it being provided that the Company undertakes to have such publication made by the Company itself or a third party mandated by it;

• Filing of subscription requests: subscription requests shall be sent to the Company’s registered office or to an agent duly authorized by the Company and whose identity will be communicated to the BSA holders through the publication by the Company of a notice in the Bulletin des Annonces Légales Obligatoires, a financial newspaper distributed nationally in France and Germany, and a financial newspaper internationally distributed and published in English;

• Ownership interests in the subscribed shares: the new shares subscribed pursuant to the exercise of the BSAs will be, upon their creation, subject to all applicable provisions contained in the Articles of Association and By-Laws and treated in the same manner as previously issued shares; in particular, for any distributions of profits or reserves which may be decided after their issuance, these new shares will receive the same net amount as the one which could be allocated to the previously issued shares with the same nominal value;

• Fractional shares: the exercise of the BSAs will only lead to the subscription of whole shares; if, in particular by reason of adjustments resulting from the transactions mentioned below, the holder exercising his BSAs will be entitled to a number of shares including fractional shares, such holder may request the number of whole shares immediately inferior, with the Company undertaking to put in place at the appropriate time a mechanism for the treatment of fractional shares;

• Lapsing of the BSAs: the BSAs will lapse (être caducs) and will lose any value (without compensation to holders) (i) if the Exercise Conditions or one of the Early Exercise Conditions are not met before January 1, 2008; or (ii) if the BSA is not exercised before the expiration of the exercise period once the Exercise Conditions or one of the Early Exercise Conditions are met;

• BSA holders’ rights protection: in case of the implementation of the transactions mentioned in (a) to (g) below which the Company could carry out following this issuance, the substance of BSA holders’ rights shall be guaranteed through an adjustment of the subscription rights attached to the BSAs according to the terms and conditions provided for hereinafter, in accordance with the provisions of Articles L. 225-153, L. 225-154 and L. 225-156 of the French Commercial Law and Article 174-1 et seq. of the Decree dated March 23, 1967, or with any legal or regulatory provisions which may replace them. This adjustment shall be implemented in a manner which equalizes the value of the shares which would have been obtained in case the BSAs had been exercised before the implementation of one of the transactions referred to above and the value of the shares in case the BSAs are exercised after the implementation of such a transaction. The new number of shares that shall be granted at the time of the exercise of a BSA shall comprise, if necessary, a fraction expressed in hundredth. Nevertheless, as mentioned above, the exercise of the BSAs shall only lead to the acquisition of whole shares, and fractional shares shall be dealt with in the manner described above.

(a) In case of the issuance of new securities with preferential subscription rights, the new number of shares which can be obtained through the exercise of a BSA shall be determined by multiplying the number of shares that would have been obtained by the exercise of a BSA before the beginning of the transaction by the ratio:

Share value ex subscription right + value of subscription right

Share value ex subscription right

For the calculation of this ratio, the value of the share ex subscription right and the value of the subscription right shall be determined according to the average of the opening market prices recorded on the Paris market during all the trading days included in the subscription period.

(b) In case of a free grant to shareholders of a financial instrument other than the Company’s shares, the new number of shares which shall be granted pursuant to the exercise of a BSA shall be determined as follows:

(i) If the right granting such financial instrument(s) is not listed on a regulated market, by multiplying the number of shares that may be subscribed through the exercise of the BSAs before the grant free of charge by the following ratio:

Share value ex right +  value of the financial instrument(s) granted per share

Share value ex right

where the share value ex right and the value of the financial instrument(s) granted per share, if they are listed on a regulated or assimilated market, shall be determined by reference to the average of the opening market prices recorded on the Paris market during the ten consecutive trading days immediately following the grant date, during which both the share and the financial instrument(s) shall have been traded simultaneously. If the financial instrument(s) granted are not traded on a regulated or assimilated market, their value shall be determined by an expert.

 (ii) If the right granting such financial instrument(s) is listed on a regulated market, by multiplying the number of shares that may be subscribed to by exercise of the BSAs before the free grant by the following ratio:

Share value ex right + value of the granting right

Share value ex right

where the share value ex right and the value of the right will be determined by reference to the average of the opening market prices recorded on the Paris market of the share and the right over the first ten trading days during which the shares and the right are traded simultaneously.  In the event this mechanism results in using less than five trading references, the value should be confirmed or determined by an expert.

(c) In case of a capital increase through an incorporation of reserves, profits or issuance premiums and free allotment of shares or in case of a split or regrouping of shares, the new number of shares which can be obtained through the exercise of a BSA shall be determined by multiplying the number of shares that would have been obtained by the exercise of a BSA before the beginning of the transaction with the ratio:

Number of shares composing the share capital after the transaction

Number of shares composing the share capital before the transaction

(d) In case of distribution of reserves in cash or in kind, the new number of shares which shall be obtained through the exercise of a BSA shall be determined by multiplying the number of shares that could have been obtained by the exercise of a BSA before the beginning of the transaction by the ratio:

Value of the share before the distribution

Value of the share before the distribution minus the amount of cash or of the value of the assets distributed for each share

For the calculation of this ratio:

— The value of the share before the distribution shall be determined by reference to the average of the opening market prices recorded on the Paris market over ten consecutive trading days chosen by the Company among the last twenty trading days preceding the day of distribution.

— The value of the distributed securities shall be calculated as mentioned above if the securities are listed on a regulated or an assimilated market. If the securities are not listed on a regulated or an assimilated market before the distribution day, their value shall be determined by an expert.

(e) In case of an absorption, a merger or a spin-off, BSA holders who exercise their BSAs shall be granted shares in the absorbing company or newly created entity. The number of shares from the absorbing company or the newly created entity granted for each BSA shall be equal to the number of shares of the issuing company which the holder would have obtained, adjusted by the exchange ratio of the issuing company’s shares for shares in the absorbing company or the newly created entity.

(f) In case of a repurchase by the Company of its own shares at a price higher than the trading price, the number of shares of the Company granted for the exercise of a BSA shall be equal to the number of existing shares multiplied by the following ratio calculated to the hundredth of a share:

Share value + PC x (repurchase price — share value)

Share value

For the calculation of this ratio:

— Share value means the average price of at least ten consecutive trading days on the Paris market chosen among the last twenty trading days preceding the day of repurchase;

— PC means the percentage of repurchased capital; and

— Repurchase price means the actual repurchase price.

(g) In the case of a capital reduction motivated by losses, with a decrease of either the nominal value or the number of shares, the rights of BSA holders shall be reduced accordingly as if such holders had been shareholders on the issuance date of the BSAs.

 In case of such an adjustment, BSA holders shall be informed of the new exercise conditions by way of a notice published in the Bulletin des Annonces Légales Obligatoires, in a financial journal distributed nationally and in a financial journal distributed internationally and published in English. The Management Board of the Company shall report the elements used for purposes of the calculation and the results of such adjustment in the following annual report.

3. Expressly authorizes the capital increase for a maximum amount of 916,852,629.52 euros resulting from the exercise of all BSAs issued. This amount shall be increased, if applicable, by the amount of the nominal value of the shares to be issued in addition in order to protect the rights of BSA holders according to the conditions referred to in section 2 above;

4. Decides to expressly waive the preferential subscription rights of shareholders with respect to the new shares issued upon the exercise of the BSAs;

5. Grants full authority to the Management Board, including the power to subdelegate, to proceed, under the conditions set forth below, with the implementation of the issuance and attribution of a maximum number of 857,192,062 BSAs and, in particular, to:

— determine the number of BSAs to be issued in light of the total number of issued shares of the Company at the date of issuance and set the practical conditions of the issuance of such BSAs;

— obtain any authorizations, make any declarations and requests, carry out all formalities, draft and sign all documents which are useful for the implementation and completion of the issuance;

— accordingly, sign all agreements, approve all acts, draft and sign all documents, complete all formalities, actions and publications, provide all acknowledgements and releases, substitute and, generally, do everything necessary to implement this decision and to complete the issuance of the BSAs; and

— acknowledge the final completion of the issuance of the BSAs.

6. Finally, gives all powers, including the power to subdelegate, to the Management Board to undertake any action and complete any formalities required by or resulting from the issuance of the BSAs, the protection of the BSA holders, the exercise of subscription rights attached to the BSAs, as well as the implementation and the acknowledgement of the corresponding capital increases, the Management Board being in particular under an obligation to request, once the BSAs will have become exercisable, the listing of the new shares issued pursuant to the exercise of the BSAs on the Premier Marché of Euronext Paris and the admission to the transactions in the Euroclear France system and the registration with the U.S. Securities and Exchange Commission.

ORDINARY SECTION

Twelfth resolution (Renewal of the mandate of a Supervisory Board Member)

The General Meeting, having met the conditions required for Ordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Supervisory Board Report, decides to renew the mandate of Mr. Jean-Marc Bruel, as a member of the Supervisory Board, for a period of three (3) years, until the close of the General Meeting convened to review and pass the necessary resolutions regarding the accounts of fiscal 2006.

Thirteenth resolution (Renewal of the mandate of a Supervisory Board Member)

The General Meeting, having met the conditions required for Ordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Supervisory Board Report, decides to renew the mandate of Mr. Martin Frühauf, as a member of the Supervisory Board, for a period of three (3) years, until the close of the General Meeting convened to review and pass the necessary resolutions regarding the accounts of fiscal 2006.

Fourteenth resolution (Renewal of the mandate of a Supervisory Board Member)

The General Meeting, having met the conditions required for Ordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Supervisory Board Report, decides to renew the mandate of Mr. Serge Kampf, as a member of the Supervisory Board, for a period of three (3) years, until the close of the General Meeting convened to review and pass the necessary resolutions regarding the accounts of fiscal 2006.

Fifteenth resolution (Renewal of the mandate of a Supervisory Board Member)

The General Meeting, having met the conditions required for Ordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Supervisory Board Report, decides to renew the mandate of Mr. Hubert Markl, as a member of the Supervisory Board, for a period of three (3) years, until the close of the General Meeting convened to review and pass the necessary resolutions regarding the accounts of fiscal 2006.

Sixteenth resolution (Renewal of the mandate of a Supervisory Board Member)

The General Meeting, having met the conditions required for Ordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Supervisory Board Report, decides to renew the mandate of Mr. Günter Metz, as a member of the Supervisory Board, for a period of three (3) years, until the close of the General Meeting convened to review and pass the necessary resolutions regarding the accounts of fiscal 2006.

Seventeenth resolution (Renewal of the mandate of a Supervisory Board Member)

The General Meeting, having met the conditions required for Ordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Supervisory Board Report, decides to renew the mandate of Mr. Didier Pineau-Valencienne, as a member of the Supervisory Board, for a period of three (3) years, until the close of the General Meeting convened to review and pass the necessary resolutions regarding the accounts of fiscal 2006.

Eighteenth resolution (Renewal of the mandate of a Supervisory Board Member)

The General Meeting, having met the conditions required for Ordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Supervisory Board Report, decides to renew the mandate of Mrs. Seham Razzouqi, as a member of the Supervisory Board, for a period of three (3) years, until the close of the General Meeting convened to review and pass the necessary resolutions regarding the accounts of fiscal 2006.

Nineteenth resolution (Renewal of the mandate of a Supervisory Board Member)

The General Meeting, having met the conditions required for Ordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Supervisory Board Report, decides to renew the mandate of Mr. Michel Renault, as a member of the Supervisory Board, for a period of three (3) years, until the close of the General Meeting convened to review and pass the necessary resolutions regarding the accounts of fiscal 2006.

Twentieth resolution (Renewal of the mandate of a Supervisory Board Member)

The General Meeting, having met the conditions required for Ordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Supervisory Board Report, decides to renew the mandate of Mr. Hans-Jürgen Schinzler, as a member of the Supervisory Board, for a period of three (3) years, until the close of the General Meeting convened to review and pass the necessary resolutions regarding the accounts of fiscal 2006.

Twenty-first resolution (Renewal of the mandate of a Supervisory Board Member)

The General Meeting, having met the conditions required for Ordinary Meetings concerning a quorum and majority, and having been informed of the Management Board Report and the Supervisory Board Report, decides to renew the mandate of Mr. Marc Viénot, as a member of the Supervisory Board, for a period of three (3) years, until the close of the General Meeting convened to review and pass the necessary resolutions regarding the accounts of fiscal 2006.

Twenty-second resolution (Power of attorney)

The General Meeting gives full powers to the bearer of a copy or extract of the minutes of this Meeting to fulfill any formalities relating to registration or public announcements.

Request for Documents and Additional Information

Pursuant to Article 135 of the Decree of March 23, 1967

Combined Ordinary and Extraordinary General Meeting on May 19, 2004, in the event that the quorum requirement is not met, on May 11, 2004.

I, the undersigned,
Ms., Mr.,
Name (or company name)

First name

Address

Postal Code	City

Owner of	Aventis shares

Request a copy of the documents and information relating to the Annual General Meeting of Shareholders as provided by Article 135 of the Decree of March 23, 1967 on commercial companies.

Place	Date	2004

Signature

• This form should be returned via mail or fax to

Aventis · Shareholder Relations · F-67917 Strasbourg Cedex 9

Fax: +33.3.88.99.13.35

Note: Pursuant to Article 138 of the Decree of March 23, 1967, the owners of registered shares may obtain copies of the documents and information covered by Articles 133 and 135 of the afore-mentioned Decree for each subsequent General Meeting by making a single request.

In the event that the shareholder wants to take up this option, he or she should specify this election on this form.

Aventis

Société anonyme à Conseil de Surveillance et à Directoire

with a share capital of 3,064,758,522.74 Euros · 542 064 308 R.C.S. Strasbourg

67917 Strasbourg cedex 9 · France

Toll-free international hotline : 00 800 40 53 43 40 · www.aventis.com/ir